Exhibit 99.1

HALOZYME REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL AND OPERATING RESULTS

Fourth Quarter Revenue Increased 78% YOY to $181 million; GAAP Diluted Earnings per Share of $0.42 and Non-GAAP Diluted Earnings per Share of $0.481

Full Year 2022 Revenue Increased 49% YOY to $660.1 million; GAAP Diluted Earnings per Share of $1.44 and Non-GAAP Diluted Earnings per Share of $2.211

Record Fourth Quarter Royalty Revenue Increased 69% YOY to $106.0 million; Record Full Year Royalty Revenue Increased 77% YOY to $360.5 million

2023 Revenue Guidance of $815 million to $845 million, Representing 23%-28% YOY Growth; EBITDA of $415 million to $440 million, Representing >30% YOY Growth 1

SAN DIEGO, February 21, 2023 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) (“Halozyme”) today reported its financial and operating results for the fourth quarter and full year ended December 31, 2022 and provided an update on its recent corporate activities and outlook.

“Our strong performance across the business, including the successful integration of Antares Pharma, drove another year of record revenue of $660 million, representing 49% year-over-year growth,” said Dr. Helen Torley, president and chief executive officer of Halozyme. “In 2023, we continue to project record revenue of $815 to $845 million and greater than 30% growth in EBITDA to $415 to $440 million, driven by diversified revenue streams. I am excited with the opportunity for two partner regulatory approvals in 2023 for products utilizing ENHANZE®, SC efgartigimod for generalized myasthenia gravis and SC atezolizumab. With the addition of Antares to the Halozyme portfolio, we are enthusiastic about our ability to expand our partnerships with ENHANZE® and the auto-injector technology."

Recent Partner Highlights:
•Bristol Myers Squibb plans to initiate a Phase 3 trial in early 2023 to demonstrate the drug exposure level of nivolumab plus relatlimab fixed-dose combination with ENHANZE® is not inferior to intravenous administration in participants with previously untreated metastatic or unresectable melanoma. This is in addition to two ongoing Phase 3 studies comparing nivolumab administrated intravenously to nivolumab administered subcutaneously in patients with renal cell carcinoma and melanoma.
•In December 2022, Takeda achieved a sales milestone for HYQVIA®, triggering a payment of $10 million.
•In November 2022, Roche submitted a Biologics License Application to the FDA and a Marketing Authorization Application to the European Medical Agency (EMA) for SC atezolizumab with ENHANZE® across all approved indications of IV Tecentriq®. In January

2023, Roche announced the FDA accepted the Biologics License Application with a PDUFA date of September 15, 2023.
•In November 2022, Roche submitted an Initial Market Application for Mabthera® subcutaneous (SC) to the Center for Drug Evaluation in China.
•In November 2022, argenx announced the acceptance of the Biologics License Application for SC efgartigimod for the treatment of adults with generalized myasthenia gravis. In January 2023, argenx announced that the FDA extended the PDUFA date to June 20, 2023.
•In November 2022, argenx announced the submission of a Marketing Authorization Application to the EMA for SC efgartigimod for the treatment of adults with generalized myasthenia gravis.
•In October 2022, Roche Pharmaceuticals China announced the approval of Herceptin® SC (trastuzumab injection subcutaneous with ENHANZE®) in China for the treatment of patients with early-stage and metastatic HER2-positive breast cancer.
•In July 2022, Takeda announced positive topline results from the pivotal phase 3 ADVANCE clinical trial evaluating HYQVIA® for the maintenance treatment of chronic inflammatory demyelinating polyradiculoneuropathy (CIDP), and the company confirmed its intention to submit regulatory applications in the United States and European Union in its fiscal year 2022.

Recent Corporate Highlights:
•In February 2023, Halozyme elected Barbara Duncan to its Board of Directors.
•In January 2023, Halozyme elected to redeem on March 17, 2023 all if its outstanding 1.25% convertible senior notes due 2024.
•In December 2022, Halozyme completed an Accelerated Share Repurchase agreement to repurchase $110 million of common stock. Halozyme received a total of 2.4 million shares at an average price per share of $45.62. During 2022, the Company repurchased a total of 4.5 million shares for $200 million at an average price per share of $44.44, and as of December 31, 2022, Halozyme has completed $350 million of its 3-year, $750 million dollar share repurchase plan, at an average price per share of $41.69.

Fourth Quarter and Full Year 2022 Financial Highlights:
•Revenue for the fourth quarter was $181 million compared to $102.0 million for the fourth quarter of 2021. The 78% year-over-year increase was driven by an increase in royalty revenue primarily attributable to subcutaneous DARZALEX® (daratumumab) and the addition of product sales as a result of the Antares Pharma acquisition. Revenue for the quarter included $106.0 million in royalties, an increase of 69% compared to $62.6 million in the prior year period.
Total revenue for the full year was $660.1 million, compared with $443.3 million in 2021, representing 49% year-over-year growth.
•Cost of sales for the fourth quarter was $42.1 million, compared to $21.6 million for the fourth quarter of 2021. The increase was driven by an increase in product sales as a result of the Antares Pharma acquisition.
Cost of sales for the full year was $139.3 million, compared to $81.4 million in 2021, primarily driven by an increase in sales in our proprietary and partnered products as a result of the Antares Pharma acquisition and amortization of inventory step-up associated with purchase accounting for the acquisition.
•Amortization of intangibles expense in the fourth quarter and full year was $4.6 million and $43.1 million, respectively, an increase from no expense in the fourth quarter and full year of 2021, due to the Antares Pharma acquisition, in which Halozyme acquired intangible assets that are amortized over a useful life related to the auto injector technology platform, XYOSTED® and TLANDO®.

•Research and development expenses for the fourth quarter and full year were $22.6 million and $66.6 million, respectively, compared to $10.1 million and $35.7 million for the fourth quarter and full year of 2021, respectively. Selling, general and administrative expenses for the fourth quarter and full year were $37.7 million and $143.5 million, respectively, compared to $13.8 million and $50.3 million for the fourth quarter and full year of 2021 respectively. The increases were primarily due to planned investments in ENHANZE®, the Antares Pharma acquisition and increases in compensation expense related to the combined workforce.
•Operating income in the fourth quarter was $74.5 million, compared to operating income of $56.5 million in the fourth quarter of 2021. Operating income for the full year was $267.5 million, compared to $275.9 million in 2021.
•Net Income on a GAAP basis in the fourth quarter of 2022 was $57.7 million, compared with net income of $66.8 million in the fourth quarter of 2021 and for the full year was $202.1 million, compared to net income of $402.7 million in 2021, which includes the reversal of the valuation allowance recorded against the Company's deferred tax assets and resulted in the recognition of a one-time non-cash income tax benefit during the prior year quarter and full year of $12 million and $154.2 million, respectively.
•Earnings per Share: On a GAAP basis in the fourth quarter of 2022, diluted earnings per share was $0.42, compared with $0.46 in the fourth quarter of 2021. On a non-GAAP basis diluted earnings per share was $0.48, compared with diluted earnings per share of $0.42 in the fourth quarter of 2021.1
GAAP diluted earnings per share for the full year was $1.44 compared with $2.74 per share in 2021. The 2021 GAAP results include a one-time recognition of a non-cash income tax benefit of $1.05 per share. Non-GAAP diluted earnings per share for the full year was $2.21 per share, compared to $2.00 per share in 2021.
•Cash, cash equivalents and marketable securities were $362.8 million on December 31, 2022, compared to $740.9 million on December 31, 2021.

Financial Outlook for 2023

The Company is reiterating its financial guidance for 2023, which was initially provided on January 10, 2023. For the full year 2023, the Company expects:

•Total revenue of $815 million to $845 million, representing growth of 23% to 28% over 2022 total revenue primarily driven by continued strength in Wave 2 products, including DARZALEX® SC (daratumumab) and Phesgo® (pertuzumab, trastuzumab and hyaluronidase) utilizing ENHANZE® technology, as well as full year auto-injector royalty and product contribution. The Company expects revenue from royalties of $445 million to $455 million, representing growth of 23% to 26%.
•EBITDA of $415 million to $440 million, representing growth of >30% over 2022. EBITDA excludes the impact of amortization costs related to the Antares Pharma acquisition.1
•Non-GAAP diluted earnings per share of $2.50 to $2.65, representing growth of >10% over 20221. The Company’s earnings per share guidance does not consider the impact of potential future share repurchases.

Table 1. 2023 Financial Guidance

Guidance Range
Total Revenue	$815 to $845 million
Royalty Revenue	$445 to $455 million
EBITDA	$415 to $440 million
Non-GAAP Diluted EPS	$2.50 to $2.65

Webcast and Conference Call

Halozyme will host its Quarterly Update Conference Call for the fourth quarter ended December 31, 2022 today, Tuesday, February 21, 2023 at 4:30 p.m. ET/1:30 p.m. PT. The conference call may be accessed live with pre-registration via this link: https://conferencingportals.com/event/QfiVLXsr. The call will also be webcast live through the “Investors” section of Halozyme's corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit the "Investors" section of www.halozyme.com.

About Halozyme

Halozyme is a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. As the innovators of the ENHANZE® technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution is used to facilitate the delivery of injected drugs and fluids in order to reduce the treatment burden to patients. Having touched more than 600,000 patient lives in post-marketing use in five commercialized products across more than 100 global markets, Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Takeda, Pfizer, AbbVie, Eli Lilly, Bristol-Myers Squibb, Alexion, argenx, Horizon Therapeutics, ViiV Healthcare and Chugai Pharmaceutical.

Halozyme also develops, manufactures and commercializes, for itself or with partners, drug-device combination products using its advanced auto-injector technology that are designed to provide commercial or functional advantages such as improved convenience and tolerability, and enhanced patient comfort and adherence. The Company has a commercial portfolio of proprietary products including XYOSTED®, TLANDO® and NOCDURNA® and partnered commercial products and ongoing product development programs with several pharmaceutical companies including Teva Pharmaceutical, Covis Pharma, Pfizer and Idorsia Pharmaceuticals.

Halozyme is headquartered in San Diego, CA and has offices in Ewing, NJ and Minnetonka, MN. Minnetonka is also the site of its operations facility.

For more information visit www.halozyme.com and connect with us on LinkedIn and Twitter.

Note Regarding Use of Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables contain certain Non-GAAP financial measures. The Company reports earnings before interest, taxes, depreciation and, amortization (EBITDA), adjusted EBITDA and Non-GAAP diluted earnings per share, and guidance with respect to those measures, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates Non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discount, debt extinguishment expense, intangible asset amortization, changes in contingent liabilities, transaction costs for business combinations and certain adjustments to income tax expense. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The

Company does not provide reconciliations of forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, share-based compensation expense and the effects of any discrete income tax items. The Company evaluates other items of income and expense on an individual basis for potential inclusion in the calculation of Non-GAAP financial measures and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of Halozyme’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These Non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures; and the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Halozyme considers these Non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations. The Company uses Non-GAAP financial information in assessing what it believes is a meaningful and comparable set of financial performance measures to evaluate operating trends, as well as in establishing portions of our performance-based incentive compensation programs.

Safe Harbor Statement

In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance (including the Company's financial outlook for 2023) and expectations for future growth, profitability, total revenue, and royalty revenue, EBITDA and non-GAAP diluted earnings-per-share and to repurchase shares under its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of larger volumes of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company's business may include potential growth and receipt of royalty and milestone payments driven by our partners' development and commercialization efforts, potential new clinical trial study starts, regulatory submissions and product launches, the size and growth prospects of our partners' drug franchises, potential new or expanded collaborations and collaborative targets and regulatory review and potential approvals of new partnered or proprietary products. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the execution of the Company’s share repurchase program, unexpected results or delays in the growth of the Company’s business, or in the development, regulatory review or commercialization of the Company’s partnered or proprietary products, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contacts:

Tram Bui
VP, Investor Relations and Corporate Communications
609-359-3016
tbui@antarespharma.com

Dawn Schottlandt / Claudia Styslinger
Argot Partners
212-600-1902
Halozyme@argotpartners.com

Footnotes:
1. Reconciliations between GAAP reported and non-GAAP financial information and adjusted guidance measures are provided at the end.

Halozyme Therapeutics, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues:
Royalties	$105,979	$62,636	$360,475	$203,900
Product sales, net	61,163	27,051	191,030	104,224
Revenues under collaborative agreements	14,354	12,316	108,611	135,186
Total revenues	181,496	102,003	660,116	443,310
Operating expenses:
Cost of sales	42,120	21,587	139,304	81,413
Amortization of intangibles	4,552	—	43,148	—
Research and development	22,566	10,108	66,607	35,672
Selling, general and administrative	37,749	13,774	143,526	50,323
Total operating expenses	106,987	45,469	392,585	167,408
Operating income	74,509	56,534	267,531	275,902
Other income (expense):
Investment and other (expense) income, net	852	331	1,046	1,102
Inducement expense related to convertible note	—	—	(2,712)	(20,960)
Interest expense	(4,570)	(2,055)	(16,947)	(7,526)
Net income before income taxes	70,791	54,810	248,918	248,518
Income tax expense	13,089	(11,960)	46,789	(154,192)
Net income	$57,702	$66,770	$202,129	$402,710

Net income per share:
Basic	$0.43	$0.48	$1.48	$2.86
Diluted	$0.42	$0.46	$1.44	$2.74

Shares used in computing net income per share:
Basic	135,284	140,224	136,844	140,646
Diluted	138,601	144,253	140,608	146,796

Halozyme Therapeutics, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$234,195	$118,719
Marketable securities, available-for-sale	128,599	622,203
Accounts receivable, net and contract assets	231,072	90,975
Inventories, net	100,123	53,908
Prepaid expenses and other current assets	45,024	40,482
Total current assets	739,013	926,287
Property and equipment, net	75,570	8,794
Prepaid expenses and other assets	26,301	13,414
Goodwill	409,049	—
Intangible assets, net	546,652	—
Deferred tax assets, net	44,426	155,434
Restricted cash	500	500
Total assets	$1,841,511	$1,104,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,693	$1,541
Accrued expenses	96,516	24,441
Deferred revenue, current portion	3,246	1,746
Current portion of long-term debt, net	13,334	89,419
Total current liabilities	130,789	117,147

Deferred revenue, net of current portion	2,253	2,530
Long-term debt, net	1,492,766	787,255
Other long-term liabilities	30,433	544
Deferred tax liabilities, net	—	—
Contingent liability	15,472	—

Stockholders’ equity:
Common stock	135	138
Additional paid-in capital	27,368	256,347
Accumulated other comprehensive loss	(922)	(620)
Retained earnings (accumulated deficit)	143,217	(58,912)
Total stockholders’ equity	169,798	196,953
Total liabilities and stockholders’ equity	$1,841,511	$1,104,429

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
GAAP Net Income	$57,702	$66,770	$202,129	$402,710
Adjustments:
Inducement expense related to convertible notes	—	—	2,712	20,959
Share-based compensation	7,223	5,126	24,397	20,820
Amortization of debt discount	1,832	1,267	7,839	3,940
Amortization of intangible assets	4,552	—	43,148	—
Transaction costs for business combinations(1)	566	—	21,934	—
Severance and share-based compensation acceleration expense(2)	—	—	22,552	—
Amortization of inventory step-up at fair value(3)	(1,353)	—	8,931	—
Realized loss from marketable securities(4)	—	—	1,727	—
Income tax benefit(5)	—	(11,960)	—	(154,192)
Income tax effect of above adjustments(6)	(4,309)	64	(24,025)	(127)
Non-GAAP Net Income	$66,213	$61,267	$311,344	$294,110

GAAP Diluted EPS	$0.42	$0.46	$1.44	$2.74
Adjustments:
Inducement expense related to convertible notes	—	—	0.02	0.14
Share-based compensation	0.05	0.04	0.17	0.14
Amortization of debt discount	0.01	0.01	0.06	0.03
Amortization of intangible assets	0.03	—	0.31	—
Transaction costs for business combinations(1)	—	—	0.16	—
Severance and share-based compensation acceleration expense(2)	—	—	0.16	—
Amortization of inventory step-up at fair value(3)	(0.01)	—	0.06	—
Realized loss from marketable securities(4)	—	—	0.01	—
Income tax benefit(5)	—	(0.08)	—	(1.05)
Income tax effect of above adjustments(6)	(0.03)	—	(0.17)	—
Non-GAAP Diluted EPS	$0.48	$0.42	$2.21	$2.00

GAAP & Non-GAAP Diluted Shares	138,601	144,253	140,608	146,796
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.
(1)Amount represents incremental costs including legal fees, accounting fees and advisory fees incurred for the Antares acquisition.
(2)Amount represents severance cost and acceleration of unvested equity awards as part of the Antares merger agreement.
(3)Amount related to amortization of the inventory step-up associated with purchase accounting for the Antares acquisition.
(4)Amount represents realized loss from the sale of our marketable securities to finance the acquisition of Antares.
(5)In the third quarter of 2021, the Company recognized a non-cash tax benefit of approximately $142 million related to the release of substantially all of its valuation allowance against its deferred tax assets.
(6)Estimated income tax effect of the Non-GAAP reconciling items are calculated using applicable statutory tax rates, taking into consideration of any valuation allowance.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
EBITDA
(Unaudited)
(In millions)

	Twelve Months Ended December 31, 2022	2023 Guidance Range	Percentage Change
GAAP Net Income	$202
Adjustments:
Investment and other income	(1)
Interest expense	17
Income tax expense	47
Depreciation and amortization	50
EBITDA	$315	$ 415 - 440	32% - 40%
Adjustments:
Transaction costs for business combinations	22
Severance and share-based compensation acceleration expense	23
Adjusted EBITDA	$360	$ 415 - 440	15% - 22%